EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is dated as of October 27, 2004, and is entered into by and among Sharon Laurent (“Employee”) and Centennial Bank Holdings, Inc., a Delaware corporation (“CBH” or the “Employer”). As an inducement to render services and superior performance, Employee and Employer agree as follows:

1. Employment. During the term of this Agreement, Employee agrees to devote his best efforts to the business of Employer, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of Employer.

2. Title; Duties. During the term of this Agreement, Employee shall serve as Executive Vice President, Operations of CBH and Executive Vice President, Operations of Guaranty Bank and Trust Company, a Colorado state-chartered bank and wholly-owned subsidiary of CBH (“GBT”). The duties of Employee shall be those duties which are appropriate (including appropriate authority and responsibilities) to Employee’s position with Employer and GBT and to which Employer and Employee may hereafter mutually agree in writing. Employee’s duties may, subject to the provisions of Section 9(d), from time to time, be changed or modified at the discretion of the Board, subject to the terms of this Agreement.

3. Salary and Benefits.

(a) Base Salary. Employer shall, during the Term of Employment, pay Employee an annual base salary of $250,000. Such salary shall be paid in accordance with Employer’s payroll practices as in effect from time to time less applicable withholding and salary deductions. Employee’s base salary shall be reviewed at least annually in accordance with Employer’s salary review process as in effect from time to time, provided, however, that Employee’s base salary shall not be decreased during the Term of Employment if Employee continues to serve as Executive Vice President, Operations during the Term of Employment.

(b) Bonus. Subject to the terms of this Agreement and Employer’s annual bonus program as in effect from time to time, Employee shall be eligible to receive an annual bonus for each year during the term of this Agreement as shall be determined by the Board, including a prorated bonus for any partial year of employment during such term.

(c) Reimbursement of Business Expenses. Employer shall reimburse Employee for all out-of-pocket business expenses incurred by Employee in the course of his duties, in accordance with, Employer’s policies as in effect from time to time. Employee shall be required to submit to Employer appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

(d) Employee Benefits. Employee shall be eligible to participate in the employee benefit plans, programs, policies and arrangements generally available to employees of Employer and to receive the other perquisites provided to senior executive officers of Employer, in each case in accordance with the terms and conditions of such plans, programs, policies, arrangements and other perquisites as in effect from time to time.

(e) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary or other compensation.

4. Term of Agreement.

(a) General. This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated August 31, 2004, by and between CBH, Newco Front Range, Inc. and Guaranty Corporation (the “Merger Agreement”). Employee’s employment under this Agreement shall commence on the date the merger contemplated by the Merger Agreement becomes effective (the “Effective Date”) and shall continue in effect until the second anniversary of the Effective Date (the “Term of Employment”); provided, however, that if the Merger Agreement terminates for any reason before the merger occurs, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

(b) Effect of non-renewal. In the event that Employee remains in the employment of Employer at the end of the Term of Employment and either this Agreement is not renewed at the expiration of the Term of Employment or the parties do not enter into a new employment agreement, then Employer shall elect, in its sole discretion, on or before the last day of the Term of Employment, one of the following, and the Employee agrees to be bound by such election:

(i) payment to Employee of the amount specified in Section 6(a)(i), in which case Employee remains subject to the provisions of Sections 8(a) and 8(b); or

(ii) waiver of the application of the provisions of Sections 8(a) and 8(b) to Employee, in which case Employee shall not be entitled to any further payment hereunder.

5. General Termination Provisions. If either Employer or Employee terminates this Agreement under the provisions of this Section 5, Employer will be liable to Employee for all payments (if any) as described in Section 5, as follows:

(a) Termination by Employer. Employer may terminate Employee’s employment under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i) Disability. If, during the Term of Employment, Employee’s employment terminates due to Disability, Employer shall pay Employee his base salary at the rate then in effect through the then remaining Term of Employment. For each year thereafter, Employer shall pay to Employee until his death, an amount equal to 50% of the base salary paid to Employee during the twelve (12) month period prior to the date of such termination of employment. All amounts payable under this Section 5(a) shall be paid in semi-monthly installments, less applicable withholdings for income taxes and employment taxes. In addition, to the extent not theretofore paid or provided, Employer shall pay or provide any other accrued amounts or benefits required to be paid or provided under any plan, program, policy or arrangement through the date of termination of employment (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Employer’s obligation to make the payments to Employee as described in this Section 5(a)(i) is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A.

(ii) Termination for Cause. Employer may terminate Employee’s employment for Cause and, upon such termination, Employer shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits.

(b) Termination by Employee. Employee may terminate his employment at any time during the Term of Employment, upon sixty (60) days prior written notice. If Employee terminates his employment other than for Good Reason, Employer shall have no further obligation to make payments under this Agreement, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits. Employee may terminate his employment for Good Reason under the provisions of Section 6.

(c) Employer’s obligation to make any payment to Employee as described in this Section 5 is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A.

6. Special Termination Provisions. (a) If, during the Term of Employment, Employer terminates Employee’s employment other than for Cause or due to Disability or Employee terminates his employment for Good Reason, then Employer shall:

(i) pay to the Employee in one lump sum within five (5) days of such termination, an amount in cash equal to the Employee’s Base Salary pursuant to Section 3(a);

(ii) for 12 months following the date of such termination, continue to provide medical and dental benefits to the Employee, his spouse and his eligible dependants on the same basis as such benefits are then currently provided to such Employee (the “Medical Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Employee; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Employee the Medical Benefits with the same tax effect; and

(iii) To the extent not theretofore paid or provided, pay or provide any Other Benefits (as defined in Section 5(a)(i) above) through the date of termination of employment.

(b) Employer’s obligation to make any payments to Employee as described in this Section 6 is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A. Except as described in this Section 6, Employee shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Employer or its affiliates.

7. Excess Payments. Notwithstanding any provision of this Agreement to the contrary, in the event any payments or non-cash benefits that Employee is entitled to receive (whether pursuant to the terms of this Agreement or otherwise (the “Payments”)) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Employee under this Agreement shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

8. Covenants Not to Compete or Solicit Employer Clients and Employees; Confidential Information.

(a) Non-Compete. During Employee’s employment with Employer, and for a one (1) year period after the date Employee’s employment is terminated in accordance with Section 5 hereof or a one year period after the date Employee’s employment is terminated in accordance with Section 6 hereof (collectively, the “Restricted Period”), Employee shall not directly or indirectly (without the prior written consent of Employer) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise in a Restricted Territory and in connection with Employee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(i) that is substantially related to any activity that Employee was engaged in with Employer during the 12 months prior to the date of termination of Employee’s employment,

(ii) that is substantially related to any activity for which Employee had direct or indirect managerial or supervisory responsibility with Employer during the 12 months prior to the date of termination of Employee’s employment, or

(iii) that calls for the application of specialized knowledge or skills substantially related to those used by Employee in his activities with Employer during the 12 months prior to the date of termination of Employee’s employment.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, and “Restricted Territory” means the geographic area of the State of Colorado extending from the continental divide to the eastern State boundary.

For the purposes of this Agreement, Employee acknowledges that Employee is part of “executive and management personnel” of Employer within the meaning of C.R.S. § 8-2-113(2).

(b) Non-Solicitation. During the Restricted Period, Employee shall not, in any manner, directly or indirectly (without the prior written consent of Employer): (i) Solicit any Client to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with Employer, (ii) transact business with any Client that would cause Employee to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between Employer and a Client or (iv) Solicit anyone who is then an employee of Employer (or who was an employee of Employer within the prior 12 months) to resign from Employer or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a “Client” means any client or prospective client of Employer to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with his relationship with or employment by Employer, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(c) Confidential Information. Employee hereby acknowledges that, as an employee of Employer, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to Employer and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of Employer. Employee further recognizes and acknowledges that all confidential information is the exclusive property of Employer, is material and confidential, and is critical to the successful conduct of the business of Employer. Accordingly, Employee hereby covenants and agrees that he will use confidential information for the benefit of Employer only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Employer with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing Employer with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of Employer.

(d) Survival. Any termination of Employee’s employment, of the Term of Employment or of this Agreement (or breach of this Agreement by Employee or Employer) shall have no effect on the continuing operation of this Section 8.

(e) Validity. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Employee and Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Employee’s promises under this Section 8.

(g) Cease Payments. In the event that Employee breaches Section 8(a), 8(b) or 8(c), Employer’s obligation to make or provide payments or benefits under Section 5 or 6 shall cease, to the extent not already paid or provided.

(h) Notice to New Employers. Before Employee either applies for or accepts employment with any other person or entity while any of Section 8(a), 8(b) or 8(c) is in effect, Employee will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to Employer.

9. Definitions.

(a) Board. “Board” shall mean the Board of Directors of Employer.

(b) Cause. Termination of employment for “Cause” shall mean that, prior to any termination pursuant to Section 5(a)(ii) hereof, Employee shall have committed:

(i) an intentional act of fraud, embezzlement or theft;

(ii) intentional damage to property of Employer;

(iii) intentional disclosure of confidential information or trade secrets of Employer or information relating to customers of Employer or its parent, a subsidiary or affiliate;

(iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v) an act constituting a felony or a misdemeanor involving moral turpitude for which the Employee is convicted by any federal, state or local authority, or to which the Employee enters a plea of guilty or nolo contendere;

(vi) an act or omission that causes Employee to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Employee to perform his responsibilities to Employer under this Agreement; or

(vii) intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “intentional” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above in this Section 9(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his beneficiaries to contest the validity or propriety of any such determination.

(c) Disability. “Disability” shall occur if Employee is incapacitated and absent from his duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. Employee shall be entitled to the disability benefits generally available to employees of Employer, and the disability payment provided for in Section 5(a) hereof shall be apart from and in addition to any disability benefits generally available to employees of Employer.

(d) Good Reason. “Good Reason” shall mean:

(i) without his express written consent, the assignment to Employee of any duties inconsistent with his title, position, duties, responsibilities and status with Employer as contemplated by Section 2, or any other action by Employer that results in a diminution of Employee’s title, duties, position or reporting relationships, or any removal of Employee from, or any failures to re-elect Employee to, any of such positions, except in connection with the termination of his employment for Cause or as a result of his Disability or death, or termination by Employee other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by Employer promptly after receipt of notice thereof given by Employee shall not constitute Good Reason to terminate employment hereunder;

(ii) a significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to Employee’s position with Employer, any reduction in Employee’s base salary, or a significant reduction in the aggregate employee benefits provided to Employee without his prior written consent, unless such reduction applies equally to other similarly situated employees of Employer, in each case, which is not remedied within ten (10) calendar days after receipt by Employer of written notice from the Employee of such change or reduction, as the case may be;

(iii) a determination by Employee made in good faith that he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to his position, which situation is not remedied within thirty (30) calendar days after receipt by Employer of written notice from Employee of such determination;

(iv) Employer relocating its principal executive offices or requiring Employee to relocate his principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring Employee to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case his prior consent;

(v) failure by Employer to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; or

(vi) any material breach of this Agreement by Employer.

10. Governing Law. This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the employment of Employee and supercedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

12. Indemnification. Following the date of this Agreement, Employer shall not take any action to amend Employer’s Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Employer, if such amendment would adversely affect Employee’s right to receive indemnification from such corporation or bank.

13. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee’s discharge or termination, Employee shall be awarded his or her costs, including attorneys’ fees, provided Employee substantially prevails on at least one claim.

14. Assistance in Litigation. Employee shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of Employee’s employment for any reason, at the rate of One Thousand and No/l00 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 14.

15. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Employer:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528

Attn: Paul W. Taylor

(b)	If to Employee:

Sharon Laurent

Guaranty Bank and Trust Company

1331 17th Street

Denver, CO 80202

16. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there be no such designee, to his estate. This Agreement shall inure to the benefit of and be enforceable by Employer and any of its successors and assigns.

17. No Mitigation of Amounts Payable Hereunder. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

18. Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

19. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

20. Severability. In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

DATED: October 27, 2004

EMPLOYEE:

/s/ Sharon Laurent
Sharon Laurent

CENTENNIAL BANK HOLDINGS, INC.:

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	Executive Vice President, Chief Financial Officer and Secretary

Annex A

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the employment agreement between you and Centennial Bank Holdings, Inc., a Delaware corporation (“Employer”), dated October 27, 2004 (the “Employment Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1.	You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Employer and any subsidiary or affiliate of Employer, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Employer or to the termination of such employment or to your status as a shareholder or creditor of Employer.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

2.	The payments received by you pursuant to the Employment Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Employer and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and Employer shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Employment Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3.	You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

You also hereby expressly agree not to discuss the business affairs of Employer and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of Employer. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Employment Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Employment Agreement may be offset by any amounts you owe to Employer or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Employment Agreement, (ii) been given at least 21 days within which to consider this Settlement Agreement and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Employment Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date: , 200